Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-23517, No. 333-154252 and No. 333-165729) on Form S-8 of The Female Health Company (“the Company”) of our report dated April 4, 2016 with respect to the balance sheets of Aspen Park Pharmaceuticals, Inc. as of September 30, 2015 and 2014, and the related statements of operations, changes in stockholders’ deficit and cash flows for the two years then ended included in the Company’s Form 8-K/A dated January 17, 2017, and to the reference to our firm under the heading “Experts” in the Report.

/s/Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

January 17, 2017